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                                                                    EXHIBIT 99.2


                      [PetroQuest Energy, Inc. Letterhead]



NEWS RELEASE
FOR IMMEDIATE RELEASE

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For further information, contact:       Robert R. Brooksher, Vice President - Corporate Communications
                                        (337) 232-7028
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          PETROQUEST ENERGY, INC. ANNOUNCES $20 MILLION STOCK OFFERING

Lafayette, Louisiana - February 15, 2002 - PetroQuest Energy, Inc. (NASDAQ:
PQUE) announced today the offering of 4,545,455 shares of its common stock in an underwritten offering at a price of $4.40 per share. The Company also granted to the underwriters an option to purchase up to 681,818 shares of common stock to cover over-allotments.

The net proceeds of the offering will be used to fund exploration and development activities, pay down debt and for other general corporate purposes. The Company will use substantially all of the net proceeds to reduce indebtedness under its bank credit facility, and then intends to use its bank credit facility and funds provided from operations to fund exploration and development activities and for other general corporate purposes.

The offering is being managed by Johnson Rice & Company, L.L.C. When available, copies of the prospectus can be obtained from Johnson Rice & Company, L.L.C., 639 Loyola Avenue, Suite 2775, New Orleans, Louisiana 70113.

PetroQuest Energy Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Gulf Coast Basin, both onshore and in shallow waters offshore.

This press release contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production, the timing of development expenditures and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.